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                                                                    EXHIBIT 3.26

                          ARTICLES OF INCORPORATION OF
                       METROPOLITAN VISION SERVICES, INC.

                          A VIRGINIA STOCK CORPORATION

         This is to certify that the undersigned Incorporator hereby establishes a stock corporation under by virtue of the provisions of Chapter 9, Title 13.1, code of Virginia 1950, as amended.

                                    ARTICLE I

         The name of the corporation is to be METROPOLITAN VISION SERVICES, INC.

                                   ARTICLE II

         The purposes for which the corporation is organized are:

         a. To act as a referral and consulting agency of health-related services, including, but not limited to optometric services, at no risk to the corporation. Such health-related services shall be provided by selected trained and qualified professionals, who are not employees of the corporation, for the benefit of selected individuals. The corporation shall not provide professional optometric services.

         b. To transact any and all other business not required to be specifically stated in these Articles.

                                   ARTICLE III

         The corporation shall have one class of stock, designated as common stock, and shall have authority to issue one thousand (1,000) shares to be issued for such consideration as the Board of Directors determines. Cumulative voting is not authorized.
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                                   ARTICLE IV

         The Board of Directors shall consist of not less than one member, nor more than five members. The initial Director shall be Robert A. Samit, O.D. whose address is 10951 Martingale Court, Potomac, Maryland.

                                    ARTICLE V

         The address of the corporation's initial registered office shall be 324 North Fairfax Street, Alexandria, Virginia 22314, which is within the City of Alexandria. The name of the initial registered agent for the corporation shall be Caleb C. Freeman, Esquire, who is a resident of the State of Virginia and a member of the Virginia State Bar, and whose office address is the same as the initial registered office set forth herein.

         WITNESSETH WHEREOF, the undersigned has set his hand and seal this 14th day of August, 1990.

                                            /s/ Raymond D. Cotton         (SEAL)
                                            RAYMOND D. COTTON, INCORPORATOR


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                            COMMONWEALTH OF VIRGINIA
                          STATE CORPORATION COMMISSION

                                August 20, 1990


The State Corporation Commission has found the accompanying articles submitted on behalf of

METROPOLITAN VISION SERVICES, INC.

to comply with the requirements of law, and confirms payment of all related fees.

Therefore, it is ORDERED that this

CERTIFICATE OF INCORPORATION

be issued and admitted to record with the articles of incorporation in the Office of the Clerk of the Commission, effective August 20, 1990.

The corporation is granted the authority conferred on it by law in accordance with the articles, subject to the conditions and restrictions imposed by law.

                                        STATE CORPORATION COMMISSION

                                        By: /s/ T.H. Morrison, Jr.
                                            --------------------------------
                                            Commissioner